Exhibit 99.1

Prospect Capital Announces June 2014 Fiscal Year Results with
44% Increase in Net Income over Prior Year
NEW YORK — (Marketwired) — August 25, 2014 — Prospect Capital Corporation (NASDAQ: PSEC) (“Company” or “Prospect”) today announced financial results for our fourth fiscal quarter and fiscal year ended June 30, 2014.

For the June 2014 fiscal year, our net investment income (“NII”) was $357.2 million or $1.19 per weighted average share for the year. For the June 2013 fiscal year, our NII was $324.9 million or $1.57 per weighted share for the year. For the 2014 fiscal year, our net increase in net assets resulting from operations (“NI”) was $319.0 million or $1.06 per weighted average share. For the 2013 fiscal year, our NI was $220.9 million or $1.07 per weighted average share. NII and NI decreased on a per share basis primarily due to non-recurring income from Energy Solutions Holdings Inc. (“ESHI”) in the 2013 period. NII increased by 10% and NI increased by 44% year-over-year on a dollars basis.

For the June 2014 quarter, our NII was $84.1 million or $0.25 per weighted average share. For the March 2014 quarter, our NII was $98.5 million or $0.31 per weighted average share. For the June 2014 quarter, our NI was $71.7 million or $0.21 per weighted average share. For the March 2014 quarter, our NI was $82.1 million or $0.26 per weighted average share. NII and NI decreased primarily due to a decrease in originations from $1.3 billion in the March 2014 quarter to $444 million in the June 2014 quarter, resulting in a decrease in structuring fees from $24.5 million in the March 2014 quarter to $5.2 million in the June 2014 quarter.

We have previously announced our upcoming and increasing monthly cash distributions to shareholders through December 2014, increasing from $0.1105 per share for August 2014 to $0.1106 per share for December 2014. Prospect’s closing stock price of $10.91 as of August 22, 2014 delivers to shareholders a current dividend yield of 12.2%.

We have generated cumulative NII in excess of cumulative distributions to shareholders since Prospect’s initial public offering (“IPO”) ten years ago. As of June 30, 2014, our NII in excess of distributions to shareholders was $31.1 million or $0.09 per share.

Since our IPO ten years ago through our December 2014 distribution, assuming our current share count for upcoming distributions, we will have distributed $13.26 per share to initial continuing shareholders and over $1.3 billion in cumulative distributions to all shareholders. Our net asset value per share on June 30, 2014 stood at $10.56 per share, a decrease of $0.12 per share from March 31, 2014.

Our debt to equity ratio stood at 72.9% after subtraction of cash and equivalents at June 30, 2014, up from 55.7% at June 30, 2013. Our objective is to grow net investment income per share in the coming years by focusing on matched-book funding to finance disciplined and accretive originations across our diversified lines of business. We are currently pursuing initiatives to lower our funding costs, opportunistically harvest certain controlled investments, and rotate our portfolio out of lower yielding assets into higher yielding assets while maintaining a significant focus on first lien senior secured lending.

HIGHLIGHTS

Equity Values:
Net assets as of June 30, 2014: $3.618 billion
Net asset value per share as of June 30, 2014: $10.56

Fourth Fiscal Quarter Operating Results:
Net investment income: $84.148 million
Net investment income per share: $0.25
Dividends to shareholders per share: $0.331275

Fiscal Year Operating Results:
Net investment income: $357.223 million
Net investment income per share: $1.19
Net increase in net assets resulting from operations: $319.02 million
Net increase in net assets resulting from operations per share: $1.06
Dividends to shareholders per share: $1.32375

Fourth Fiscal Quarter Portfolio and Investment Activity:
Portfolio investments in quarter: $444 million
Total portfolio investments at cost at June 30, 2014: $6.372 billion
Number of portfolio companies at June 30, 2014: 143

PORTFOLIO AND INVESTMENT ACTIVITY
Our origination efforts during the June 2014 quarter prioritized first lien senior secured lending, although we also seek to close selected subordinated debt and income-producing equity investments. As of June 30, 2014, our portfolio at fair value consisted of 56.2% first lien, 19.2% second lien, 18.0% structured credit (with underlying first lien), 1.4% unsecured debt, and 5.2% equity investments, resulting in 93.4% of our investments being assets with underlying secured debt.

We currently have nine investment origination strategies: (1) lending in private equity sponsored transactions, (2) lending directly to companies not owned by private equity firms, (3) control investments in operating companies, (4) control investments in financial companies, (5) investments in structured credit, (6) real estate investments, (7) investments in syndicated debt, (8) aircraft leasing, and (9) online lending. As of June 30, 2014, our control investments at fair value stood at 26.2% of our portfolio, an increase from 19.5% the prior fiscal year.

With our scale team of approximately 100 professionals, one of the largest dedicated middle-market credit groups in the industry, we believe we are well positioned to select in a disciplined manner a small percentage of investment opportunities out of the thousands we source annually. Prospect originated and closed nearly $3 billion of investments during the 2014 fiscal year.

Our portfolio’s annualized current yield stood at 12.1% across all performing interest bearing investments as of June 30, 2014. Distributions from equity positions that we hold are not included in this yield calculation. In many of our portfolio companies, we hold equity positions, ranging from minority interests to majority stakes, which we expect over time to contribute to our investment returns. With the market experiencing some yield compression over the past year, we have elected to accept some yield compression instead of chasing yield by accepting riskier credits.

At June 30, 2014, our portfolio consisted of 143 long-term investments with a fair value of $6.254 billion, a record total, compared to 124 long-term investments with a fair value of $4.173 billion at June 30, 2013. The number of long-term investments increased by 15%, and fair value portfolio size increased by 50%, year over year. These investments span across a diversified range of industries with no one industry more than 9.8% of the portfolio at fair value as of June 30, 2014.

During the June 2014 quarter, we completed 12 new and follow-on investments aggregating $444.1 million and received full repayment on five other investments. Our sales, repayments, and scheduled amortization payments in the June 2014 quarter were $169.6 million, resulting in investments net of repayments of $274.5 million.

The majority of our portfolio consists of agented middle-market loans that we have originated, selected, negotiated, structured, and closed. We perceive the risk-adjusted reward in the current environment to be superior for agented and self-originated opportunities compared to the syndicated market, causing us to prioritize our proactive sourcing efforts. The call center initiative we launched in March 2013 has enabled us to close investment opportunities we may not have seen otherwise. We anticipate that calling effort to continue to contribute to our business in the upcoming years.

During the June 2014 quarter our originations comprised 44% of structured credit, 35% of third party sponsor deals, 14% of operating buyouts, 3% of real estate, and 4% of syndicated loans.

•
On April 8, 2014, we provided $59.0 million of senior secured financing, of which $54.0 million was funded at closing, to support the recapitalization of Ark-La-Tex Wireline Services, LLC and affiliates, a provider of cased hole wireline and related completion-stage services to the oil and gas production industry.

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On April 8, 2014, we refinanced our existing subordinated loan to Pelican Products, Inc., making a new debt investment of $17.5 million. Concurrent with the refinancing, we received repayment of our $15.0 million loan previously outstanding.

•	On April 11, 2014, we made an investment of $21.7 million to purchase 52.87% of the subordinated notes issued by Washington Mill CLO Ltd.

•	On April 14, 2014, we made an investment of $38.2 million to purchase 78.37% of the subordinated notes issued by Halcyon Loan Advisors Funding 2014-2 Ltd.

•	On April 21, 2014, we made a $18.3 million follow-on investment in InterDent, Inc. to fund an acquisition.

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On April 30, 2014, we provided $65.0 million of senior secured financing, of which $50.0 million was funded at closing, to support the recapitalization of Fleetwash, Inc., a national provider of mobile vehicle fleet and mobile facility cleaning services.

•	On May 1, 2014, Totes Isotoner Corporation repaid our $53.0 million loan.

•
On May 5, 2014, we invested $49.0 million in cash and 1,102,313 unregistered shares of our common stock to support our control recapitalization of Arctic Energy Services, LLC, an oil and gas service company based in Glenrock, Wyoming.

•	On May 6, 2014, we made an investment of $49.3 million to purchase 67.47% of the subordinated notes issued by Symphony CLO XIV Ltd.

•	On May 9, 2014, Hoffmaster Group, Inc. repaid our $21.0 million loan.

•	On May 15, 2014, we made an investment of $46.4 million to purchase 89.08% of the subordinated notes issued by Cent CLO 21 Limited.

•	On May 30, 2014, we made an investment of $36.8 million to purchase 79.10% of the subordinated notes issued by Galaxy XVII CLO, Ltd.

•	On June 2, 2014, Skillsoft Public Limited Company repaid our $15.0 million loan.

•	On June 4, 2014, CRT MIDCO, LLC repaid $14.0 million of our $61.5 million loan.

•	On June 30, 2014, we made a $19.8 million follow-on investment in Tolt to fund an acquisition.

•
On June 30, 2014, we made a secured debt investment of $15.0 million, of which $12.0 million was funded at closing, to support the recapitalization of Wheel Pros, LLC, a designer, marketer, and distributor of branded aftermarket wheels.

Since June 30, 2014 in the current June 2015 year, we have completed new investments of $239.1 million, received $322.3 million of repayments and sold one investment, resulting in a net repayment of $83.2 million.

•	On July 22, 2014, Injured Workers Pharmacy, LLC repaid our $22.7 million loan.

•	On July 23, 2014, Correctional Healthcare Holding Company, Inc. repaid our $27.1 million loan.

•	On July 28, 2014, Tectum Holdings, Inc. repaid our $10.0 million loan.

•	On August 1, 2014, we sold our investments in AMU Holdings, Inc. and Airmall, Inc. for net proceeds of $51.4 million, with an additional $6.0 million held in escrow.

•	On August 5, 2014, we made an investment of $39.1 million to purchase 70.94% of the subordinated notes issued by CIFC Funding 2014-IV, Ltd.

•
On August 13, 2014, we provided $210 million of senior secured financing, of which $200 million was funded at closing, to support the recapitalization of a leading food services company in the H.I.G. Capital portfolio.

•	On August 22, 2014, Byrider Systems Acquisition Corp. repaid our $11.2 million loan.

•	On August 22, 2014, Capstone Logistics, LLC repaid our $189.9 million loan.

•	On August 22, 2014, TriMark USA, LLC repaid our $10.0 million loan.

The fair market value of our loan assets on non-accrual as a percentage of total assets stood at approximately 0.1% in June 2014, down from 0.3% in June 2013 and 1.9% in June 2012. We are pleased with the overall credit quality of our portfolio, with many of our companies generating year-over-year and sequential growth in top-line revenues and bottom-line profits.

Benefiting from the solid performance of several controlled positions in our portfolio, we have selectively monetized certain such companies and may monetize other positions if we identify attractive opportunities for exit. As such exits materialize, we expect to reinvest such proceeds into new income-producing opportunities. We are pleased with the performance of our controlled portfolio companies, and are actively exploring other new investment opportunities at attractive multiples of cash flow.

In the June 2014 year, we made three investments in non-controlled third-party-sponsor-backed companies that brought our total investment in each such company to more than $100 million, demonstrating the competitive differentiation of our scale balance sheet to close one-stop financing opportunities. We have also made multiple control investments that each individually aggregate more than $100 million in size.

During the June 2014 fiscal year, with our initial $92.6 million investment in Echelon to finance a diversified airplane asset acquisition, we entered the aircraft leasing sector. Echelon focuses on acquiring aviation assets with attractive contracted cash flows, strong lessee credit risk attributes, and stable residual value characteristics. The Echelon management team expects to generate double digit yields through a focus on mid-life aircraft.

During the June 2014 fiscal year we also entered the online lending industry with a focus on prime, near-prime, and subprime consumer and small business borrowers. We intend to grow our investment, which stands at approximately $75 million today, across multiple third-party and captive origination and underwriting platforms.

As a yield enhancement for our business, we have launched a senior loan initiative in which we would collaborate with third-party investor capital that would acquire lower yielding loans from our balance sheet, thereby allowing us to rotate into higher yielding assets and to expand our ability to close scale one-stop investment opportunities with efficient pricing.

Our advanced investment pipeline aggregates more than $400 million of potential opportunities diversified across multiple sectors. These opportunities are primarily secured investments with double-digit coupons, sometimes coupled with equity upside through additional investments.

LIQUIDITY AND FINANCIAL RESULTS

During the June 2014 year we made significant progress in our efforts to utilize prudent leverage to enhance our returns, increasing our debt to equity ratio (after subtraction of cash and equivalents) from 55.7% at June 30, 2013 to 72.9% at June 30, 2014. We continue to retain significant balance sheet strengths, including a significant majority of unencumbered assets, demonstrated access to diversified funding markets, matched-book funding, unsecured fixed-rate liability focus, and prudent debt to equity leverage. Our balance sheet also gives us the potential for future earnings as we harvest the benefits of the financing structures we have recently closed at an attractive cost due to our investment-grade ratings at corporate, revolving facility, and term debt levels.

On March 27, 2012, we renegotiated our credit facility and closed on an expanded five-year revolving credit facility (the “Facility”) for Prospect Capital Funding LLC. As of June 30, 2014, the Facility size stood at $1.0 billion with commitments to the Facility of $857.5 million. Subsequent to June 30, 2014, we increased total commitments to the Facility to $877.5 million. As of August 25, 2014, 29 banks have committed to the Facility. As we make additional investments, we generate additional availability to the extent such investments are eligible to be placed into the borrowing base. The revolving period of the Facility extends through March 2015, with an additional two-year amortization period, with interest distributions to us continuing to be allowed after the completion of the revolving period. Interest on borrowings under the Facility is one-month Libor plus 275 basis points, with no minimum Libor floor. The Facility continues to carry an investment-grade Moody's rating of Aa3. We also have significantly diversified our counterparty risk. The current count of 29 institutional lenders in the Facility compares to five lenders at June 30, 2010 and represents the most diversified bank group in our industry.

We are currently working on extending our Facility with a substantially longer revolving period and substantially lower cost than the current Facility. We expect to announce the completion of this extension in the near future.

Our repeat issuance in the 5-year to 30-year unsecured term debt market has extended our liability duration, thereby better matching our assets and liabilities for balance sheet risk management.

During the period from December 21, 2010 to December 21, 2012, we issued $852.5 million in principal amount of convertible notes in five issuances (“2015-2019 Convertible Notes”). In the March 2012 year, we repurchased $5.0 million of such notes. These notes bear interest at rates ranging from 5.375% to 6.25% and become due at various dates between December 15, 2015 and January 15, 2019.

On April 11, 2014, we issued $400.0 million aggregate principal amount of 4.75% senior convertible notes that mature on April 15, 2020 (the “2020 Notes”, and together with the 2015-2019 Convertible Notes, the “Convertible Notes”), unless previously converted or repurchased.

On May 1, 2012, we issued $100.0 million in principal amount of 6.95% senior unsecured notes due November 2022 (the “2022 Baby Bond Notes”). The 2022 Baby Bond Notes trade on the New York Stock Exchange under the ticker PRY and further demonstrate our diversified access to longer-dated funding.

On March 15, 2013, we issued $250.0 million in aggregate principal amount of 5.875% senior unsecured notes due March 2023 (the “2023 Notes”).

On April 7, 2014, we issued $300.0 million aggregate principal amount of 5.00% senior unsecured notes due July 15, 2019 (the “2019 Notes”). Included in the issuance is $45.0 million of Prospect Capital InterNotes® that was converted into the 2019 Notes.

On February 16, 2012, we entered into a Selling Agent Agreement for our issuance and sale from time to time of senior unsecured program notes (the “Program Notes”, and together with the 2022 Baby Bond Notes, Convertible Notes, 2019 Notes, and 2023 Notes, the “Unsecured Notes”). Since initiating the program, we have issued $837.5 million of Program Notes ($785.7 million outstanding after redemptions and exchanges, including settlements through June 30, 2014). These notes were issued with interest rates ranging from 3.23% to 7.00% with a weighted average rate of 5.38%. These notes mature between October 15, 2016 and October 15, 2043.

The Unsecured Notes are general unsecured obligations of Prospect, with no financial covenants, no technical cross default provisions, and no payment cross default provisions with respect to our revolving credit facility. The Unsecured Notes have no restrictions related to the type and security of assets in which Prospect might invest. These Unsecured Notes have an investment-grade S&P rating of BBB and Kroll rating of BBB+. As of June 30, 2014, Prospect held more than $4.9 billion of unencumbered assets on its balance sheet, representing approximately 80% of Prospect’s portfolio, to benefit holders of Unsecured Notes and Prospect shareholders.

On May 8, 2013, August 22, 2013, November 5, 2013, February 4, 2014 and April 9, 2014, we entered into equity distribution agreements relating to at-the-market offerings from time to time of our common stock. During the period from July 1, 2013 to June 30, 2014, we issued approximately 88.1 million shares of our common stock in at-the-market offerings at an average price of $11.17 per share, and raised $983.2 million of gross proceeds, with all such issuance at prices above net asset value per share. During the period from April 1, 2014 to May 2, 2014, we issued approximately 7.7 million shares of our common stock at an average price of $10.91 per share, and raised $84.1 million of gross proceeds, with all such issuance at prices above net asset value per share.

We currently have drawn $104.0 million under our Facility. Assuming sufficient assets are pledged to the Facility and that we are in compliance with all Facility terms, and taking into account our cash balances on hand, we have over $850 million of new Facility-based investment capacity. Any principal repayments, other monetizations of our assets, debt and other capital issuances, or increases in our Facility size would further increase our investment capacity.

EARNINGS CONFERENCE CALL

Prospect will host an earnings conference call on Tuesday, August 26, 2014, at 11:00 a.m. Eastern Time. The conference call dial-in number will be 888-338-7333. A recording of the conference call will be available for approximately 30 days. To hear a replay, call 877-344-7529 and use passcode 10051404. The updated Prospect corporate presentation is available on the Investor Relations tab at www.prospectstreet.com.

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except share and per share data)

	June 30, 2014	June 30, 2013
Assets
Investments at fair value:
Control investments (amortized cost of $1,719,242 and $830,151, respectively)	$1,640,454	$811,634
Affiliate investments (amortized cost of $31,829 and $49,189, respectively)	32,121	42,443
Non-control/non-affiliate investments (amortized cost of $4,620,451 and $3,376,438, respectively)	4,581,164	3,318,775
Total investments at fair value (amortized cost of $6,371,522 and $4,255,778, respectively)	6,253,739	4,172,852
Cash and cash equivalents	134,225	203,236
Receivables for:
Interest, net	21,997	22,863
Other	2,587	4,397
Prepaid expenses	2,828	540
Deferred financing costs	61,893	44,329
Total Assets	6,477,269	4,448,217

Liabilities
Revolving Credit Facility	92,000	124,000
Senior Convertible Notes	1,247,500	847,500
Senior Unsecured Notes	647,881	347,725
Prospect Capital InterNotes®	785,670	363,777
Due to broker	—	43,588
Dividends payable	37,843	27,299
Due to Prospect Administration	2,208	1,366
Due to Prospect Capital Management	3	5,324
Accrued expenses	4,790	2,345
Interest payable	37,459	24,384
Other liabilities	3,733	4,415
Total Liabilities	2,859,087	1,791,723
Net Assets	$3,618,182	$2,656,494

Components of Net Assets
Common stock, par value $0.001 per share (1,000,000,000 common shares authorized; 342,626,637 and 247,836,965 issued and outstanding, respectively)	$343	$248
Paid-in capital in excess of par	3,814,634	2,772,191
Undistributed net investment income	42,086	82,112
Accumulated realized losses on investments	(121,198)	(115,131)
Unrealized depreciation on investments	(117,783)	(82,926)
Net Assets	$3,618,182	$2,656,494

Net Asset Value Per Share	$10.56	$10.72

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2014	2013	2014	2013
Investment Income
Interest income:
Control investments	$45,459	$28,669	$153,307	$106,425
Affiliate investments	736	1,571	4,358	6,515
Non-control/non-affiliate investments	90,696	72,286	334,039	234,013
CLO fund securities	34,950	28,141	122,037	88,502
Total interest income	171,841	130,667	613,741	435,455
Dividend income:
Control investments	3,160	13,240	26,687	78,282
Affiliate investments	—	728	—	728
Non-control/non-affiliate investments	86	471	98	3,656
Money market funds	20	20	52	39
Total dividend income	3,266	14,459	26,837	82,705
Other income:
Control investments	4,091	9,068	43,671	16,821
Affiliate investments	5	5	17	623
Non-control/non-affiliate investments	3,637	12,271	28,025	40,732
Total other income	7,733	21,344	71,713	58,176
Total Investment Income	182,840	166,470	712,291	576,336

Operating Expenses
Investment advisory fees:
Base management fee	32,161	21,300	108,990	69,800
Income incentive fee	21,037	23,024	89,306	81,231
Total investment advisory fees	53,198	44,324	198,296	151,031
Interest and credit facility expenses	41,693	25,562	130,103	76,341
Legal fees	2,288	266	2,771	1,918
Valuation services	458	412	1,836	1,579
Audit, compliance and tax related fees	1,255	556	2,959	1,566
Allocation of overhead from Prospect Administration	2,415	1,457	14,373	8,737
Insurance expense	100	97	373	356
Directors’ fees	94	75	325	300
Excise tax	(7,200)	1,000	(4,200)	6,500
Other general and administrative expenses	4,391	625	8,232	3,084
Total Operating Expenses	98,692	74,374	355,068	251,412
Net Investment Income	84,148	92,096	357,223	324,924

Net realized gain/(loss) on investments	136	(13,872)	(3,346)	(26,234)
Net change in unrealized (depreciation) appreciation on investments	(12,627)	4,465	(34,857)	(77,834)
Net Increase in Net Assets Resulting from Operations	$71,657	$82,689	$319,020	$220,856

Net increase in net assets resulting from operations per share	$0.21	$0.34	$1.06	$1.07
Dividends declared per share	$(0.33)	$(0.33)	$(1.32)	$(1.28)